EXHIBIT 99.1

United Fire Reports First-Quarter 2011 Results

  Net income of $0.22 per diluted share for the first quarter of 2011, compared with $0.73 for the first quarter of 2010; operating income(1) of $0.16 per share compared with $0.67 per share.
  Book value per share at $27.42, up $0.07 per share or 0.3 percent from December 31, 2010.

CEDAR RAPIDS, Iowa, May 2, 2011 (GLOBE NEWSWIRE) -- United Fire & Casualty Company (Nasdaq:UFCS) today reports our financial results for the first quarter of 2011.

Financial Highlights	Three Months Ended March 31,
(In Thousands Except Shares and Per Share Data)	2011	2010	Change %
Revenue Highlights
Net premiums earned	$114,204	$114,308	(0.1)%
Net investment income	27,063	27,968	(3.2)
Total revenues	144,076	145,125	(0.7)
Income Statement Data
Operating income (1)	$4,086	$17,620	(76.8)
After-tax realized investment gains	1,724	1,772	(2.7)
Net income	$5,810	$19,392	(70.0)
Diluted Earnings Per Share Data
Operating income (1)	$0.16	$0.67	(76.1)
After-tax realized investment gains	0.06	0.06	?
Net income	$0.22	$0.73	(69.9)
Catastrophe Data
Pre-tax catastrophe losses (1)	$12,422	$3,156	NM
Effect on after-tax earnings	0.31	0.08	NM
Effect on combined ratio	12.2%	3.1%	NM

Combined ratio	106.5%	91.8%	16.0
Book value per share	27.42	26.49	3.5
Return on equity	3.24%	11.31%	(71.4)
Cash dividends declared per share	0.15	0.15	?
Diluted weighted average shares outstanding	26,252,408	26,454,733	(0.8)
NM = not meaningful
(1) The Non-GAAP Financial Measures section of this release defines and reconciles data not prepared in accordance with U.S. GAAP.

Strong Underwriting Culture Provides Stable Base

"First-quarter catastrophe losses raised United Fire's 2011 first-quarter combined ratio by 12.2 percentage points and one-time expenses related to the Mercer acquisition contributed 7.8 percentage points, making comparison difficult to last year's results. The unusual activity this year masked otherwise healthy results driven by our strong underwriting culture that provides us with a stable base and allows us to continue to achieve good results, even in the soft market conditions that have continued to plague the insurance industry," said President and CEO Randy Ramlo.

"In the first quarter, we saw an increase in net premiums written, driven by an increase in new business being written as well as the modest improvements being seen in the broader economy. We also saw a lower contribution to our combined ratio from loss expenses, as we continue to focus on claims handling efficiencies.

"Now that we've closed our acquisition of Mercer, we intend to leverage our disciplined underwriting culture, local market knowledge and our strong agent relationships to grow in the coming year. We've targeted several market segments that have potential for growth. To support that effort, we expect to work with the agents who currently market our products to improve our penetration in their agencies. In selected geographic markets where United Fire is under-represented, we believe there are opportunities to appoint new agencies to market our products."

Mercer Insurance Group Acquisition Completed

The acquisition of Mercer Insurance Group ("Mercer") closed on March 28, 2011 for a purchase price of $191.5 million. In the first-quarter, one-time expenses associated with the acquisition added $7.9 million to pre-tax underwriting expenses. Mercer's net premiums written were $132.7 million and its GAAP combined ratio was 96.4 percent for full-year 2010.

"We welcome policyholders and more than 550 new agents, and 200 employees in the states of New Jersey, Pennsylvania, Arizona, California, Nevada and Oregon to United Fire," said Ramlo. "The acquisition provides many synergies including the opportunity to introduce United Fire Group products in Mercer territories and vice versa. Mike Wilkins, United Fire's executive vice president, is leading the integration effort and the outreach to agents marketing Mercer's products. The integration of the two companies' infrastructures has begun, in particular, we plan to migrate all Mercer business to the United Fire Group automation platform over the coming months."

"To fund the acquisition, we borrowed $29.9 million from the Federal Home Loan Bank and $50.0 million against a bank line of credit. Including Mercer debt that we assumed, our net debt to net capitalization ratio was 13.7 percent at March 31, 2011. While we have traditionally minimized our reliance on debt financing, we believe this leverage is appropriate under current market conditions and in light of the advantages Mercer brings to United Fire," said Ramlo. "Late in 2011, we anticipate replacing the financing for the transaction with long-term debt. Additionally, management and our Board of Directors have been working to form a holding company over the past six months,   we will be asking for board and shareholder approval in 2011."

 Catastrophe Losses Reduced First-Quarter Earnings

As previously reported, results for the first quarter were negatively impacted by preliminary estimates of $10.0 million in catastrophe losses in the company's assumed reinsurance portfolio. Ramlo noted, "Most of the business United Fire assumes from other insurance or reinsurance companies is property insurance, with an emphasis on catastrophe coverage. The $10.0 million in losses was related to the February 2011 earthquake in New Zealand and the March 2011 earthquake and tsunami in Japan. The losses from these catastrophe events contributed 9.8 percentage points to our first-quarter property casualty combined ratio, reducing first quarter earnings by $6.5 million, or $0.25 per share.

Other assumed catastrophe losses added an additional 2.0 percentage points to the combined ratio.

Ramlo added, "Our assumed business, while not a significant component of our property and casualty business, has traditionally been a positive contributor to our bottom line. Assumed reinsurance premiums contributed an annual average of $13.9 million, or 3.1 percent of the total, to United Fire's net written premiums from 2005 to 2010. During that time frame, the assumed reinsurance loss ratio averaged 48.7 percent. We have estimated that our assumed reinsurance will add $14.0 million to $15.0 million to our full-year 2011 premiums."

In addition to catastrophe losses from the assumed reinsurance portfolio, United Fire incurred $.4 million in first-quarter pre-tax catastrophe losses on business written directly through agents, compared with $.8 million in last year's first quarter. These losses reduced first quarter 2011 after-tax earnings by $.3 million, or $0.01 per share, and added 0.4 percentage points to the combined ratio. In comparison, first quarter 2010 catastrophe losses reduced after-tax earnings by $.5 million, or $0.02 per share, and added 0.5 percentage points to the combined ratio.

Looking into the second quarter, Ramlo noted, "We are aware that a number of United Fire policyholders were affected by the tornadoes and severe storms that tore across the country in early April, and we also may have some exposure to last week's storms in the South. Our claims staff is hard at work helping policyholders recover from the storms and showing the value of having their agent place their insurance coverage with United Fire. At this point, our estimate of catastrophe losses for the storms in early April is between $7.0 million to $9.0 million. We do not yet have an estimate for losses related to last week's storms."

Consolidated Investment Results

  Net investment income decreased 3.2 percent in the three-month period ended March 31, 2011, as compared with the same period of 2010.
  Net realized investment gains were $2.7 million in the three-month periods ended March 31, 2011 and 2010. There were no other-than-temporary impairment charges in the first quarter of 2011 compared to $0.3 million in the same period of 2010.
  Net unrealized investment gains totaled $101.9 million as of March 31, 2011, a decrease of $.8 million, or 0.7 percent, since December 31, 2010.

Property and Casualty Insurance Segment

For the three months ended March 31, 2011, premium revenues for our property and casualty insurance segment were generated from 90 percent commercial lines business and 10 percent personal lines business. Our top five states for direct premiums written were Iowa, Texas, Missouri, Louisiana and Illinois.

Property & Casualty Insurance Financial Results:	Three Months Ended March 31,
(In Thousands)	2011	2010
Revenues
Net premiums written (1)	$110,726	$107,124
Net premiums earned	$101,764	$101,979
Investment income, net of investment expenses	8,737	8,637
Net realized investment gains
Other-than-temporary impairment charges	—	(36)
All other net realized gains	1,208	2,212
Total net realized investment gains	1,208	2,176
Other income (loss)	8	(58)
Total Revenues	$111,717	$112,734

Benefits, Losses and Expenses
Losses and loss settlement expenses	$71,665	$63,628
Amortization of deferred policy acquisition costs	24,030	24,043
Other underwriting expenses	12,726	5,931
Total Benefits, Losses and Expenses	$108,421	$93,602

Income before income taxes	3,296	19,132
Federal income tax expense (benefit)	(54)	3,056
Net income	$3,350	$16,076

GAAP combined ratio:
Net loss ratio	58.2%	59.3%
Catastrophes - effect on net loss ratio	12.2	3.1
Net loss ratio	70.4%	62.4%
Expense ratio	36.1	29.4
Combined ratio	106.5%	91.8%

Statutory combined ratio: (1)
Net loss ratio	58.2%	59.3%
Catastrophes - effect on net loss ratio	12.2	3.1
Net loss ratio	70.4%	62.4%
Expense ratio	33.9	30.7
Combined ratio	104.3%	93.1%
(1) The Statutory Financial Measures section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.
  Net premiums written increased in the first quarter of 2011, compared to the same period in 2010.
  Commercial lines - We are encouraged by the increase in net premiums written, reflecting an increase in new business being written and a slight increase in retention rates. Overall, a sluggish economy continues to create financial concerns for our insureds, and the competitive pricing environment continues to impact our business. During the first quarter of 2011, we slightly reduced our commercial lines renewal pricing levels to retain quality accounts, keeping approximately 80.0 percent of our accounts, which is in line with our retention goals. New business pricing remained unchanged.
  Personal lines continues to provide positive growth in written premium, and we continue to be successful in obtaining increases in personal lines rates in certain states.
  Federal income tax decreased $3.1 million in the first quarter of 2011, as compared with the same period in 2010, due principally to the effect of tax-exempt municipal bond interest income and non-taxable dividend income.
  GAAP combined ratio increased by 14.7 percentage points compared with the first quarter of 2010, due primarily to the assumed reinsurance losses of $10.0 million related to the New Zealand earthquake and the earthquake and tsunami in Japan. Also contributing to the increase were transaction costs totaling $7.9 million related to our acquisition of Mercer.
  Losses and loss settlement expenses increased 12.6 percent in the first quarter of 2011, as compared with the same period in 2010. The deterioration is primarily due to our assumed catastrophe losses during the quarter.
  Noncatastrophe claims experience - overall claims frequency was relatively flat in the first quarter of 2011, while claims severity decreased slightly.
  Other underwriting expenses increased 114.6 percent in the first quarter of 2011, primarily due to transaction costs of $7.9 million related to our acquisition of Mercer that were incurred during the quarter.

Life Insurance Segment

United Life Insurance Company, our life insurance subsidiary, offers a variety of products, including single premium annuities, universal life products and traditional life products. For the three months ended March 31, 2011, according to statutory financial measures that include annuities as premium income, our top five states for business were Iowa, Wisconsin, Illinois, Minnesota and Nebraska.

Life Insurance Financial Results:	Three Months Ended March 31,
(In Thousands)	2011	2010
Revenues
Net premiums written (1)	$12,433	$12,312
Net premiums earned	$12,440	$12,329
Investment income, net of investment expenses	18,326	19,331
Net realized investment gains
Other-than-temporary impairment charges	—	(306)
All other net realized gains	1,445	856
Total net realized investment gains	1,445	550
Other income	148	181
Total Revenues	$32,359	$32,391

Benefits, Losses and Expenses
Losses and loss settlement expenses	$4,517	$4,735
Increase in liability for future policy benefits	8,182	6,390
Amortization of deferred policy acquisition costs	2,016	2,473
Other underwriting expenses	3,331	2,853
Interest on policyholders' accounts	10,670	10,801
Total Benefits, Losses and Expenses	$28,716	$27,252

Income before income taxes	3,643	5,139
Federal income tax expense	1,183	1,823
Net income	$2,460	$3,316
(1) The Statutory Financial Measures section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.
  Net premiums earned was flat in the first quarter of 2011, as compared to the same period of 2010, as we generally experience in the first quarter.
  Investment income decreased 5.2 percent in the first quarter of 2011, compared to the same period of 2010; as our fixed maturity securities were called or matured, we were unable to obtain the same level of return on the reinvestment of these funds.
  Increase in liability for future policy benefits increased 28.0 percent in the first quarter of 2011, compared to the same period of 2010, as the growth in the sale our single premium whole life insurance product impacts our reserves, due to the demographics of our insureds.
  Interest on policyholders' accounts decreased 1.2 percent for the first quarter of 2011, as compared to the same period of 2010. As the guaranteed interest period on policies expires, the interest rate credited to the policies is lower due to market rates being lower than the rates at the inception of the policy.
  Deferred annuity sales decreased 17.0 percent in the first quarter of 2011, as compared with the same period of 2010. Deferred annuity sales continued to decline, as interest rates remain at historic lows and as some consumers with a greater tolerance for risk are choosing to surrender their annuities and place the funds in products with greater risk and potentially greater return. Deferred annuity deposits are not recorded as a component of net premiums written or net premiums earned; however, they do generate investment income.
  Net cash outflow related to our annuity business was $6.2 million in the first quarter of 2011, compared to $1.1 million in the same period of 2010.

Share Repurchase Program

As of March 31, 2011, the book value per share of our common stock is $27.42. We are authorized to purchase an additional 172,826 shares of common stock under our Share Repurchase Program, which expires in August 2011. No shares were repurchased in the first quarter of 2011.

Supplemental Information

For information supplemental to this release, please visit the Investor Relations section of our website at www.unitedfiregroup.com. Select "Financial Information" and then "Quarterly Results."

About United Fire & Casualty Company

Founded in 1946, United Fire & Casualty Company is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $123.2 million for the first three months of 2011, and our market capitalization was $529.4 million at March 31, 2011.

On March 28, 2011, United Fire completed its acquisition of Mercer Insurance Group. We are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are now represented by more than 1,000 independent agencies. United Fire is rated A (Excellent) by A.M. Best Company. For the third consecutive year, United Fire was named a "Top 10 Ease of Doing Business Performer" for 2010 in Deep Customer Connections Inc.'s (DCC) eighth annual Ease of Doing Business (EDB) survey. The performance of more than 200 property and casualty carriers was assessed by 7,800 independent agents and brokers. They rated the importance of 11 key factors, ranging from underwriting responsiveness to handling claims promptly to employing effective, user-friendly technology. DCC specializes in helping property and casualty carriers achieve profitable growth by making it easy for their agents to work with them. DCC's EDB Index® is an industry benchmark of carriers' EDB performance. United Fire has also been named one of the most trustworthy publicly traded companies in America, a list compiled through a partnership of Forbes and Audit Integrity. Less than five percent of the entire U.S. stock market qualifies for the list.

Our subsidiary, United Life Insurance Company, is licensed in 29 states, represented by more than 900 independent life agencies, and has been named to the Ward's 50 Life & Health Insurance Companies for five consecutive years (2006-2010).

For more information about United Fire, visit www.unitedfiregroup.com.

The United Fire & Casualty Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7089

Statutory Financial Measures

United Fire and its subsidiaries are required to file financial statements based on statutory accounting principles in each of the states where our insurance companies are domiciled and licensed to conduct business. Management analyzes financial data and statements that are prepared in accordance with statutory accounting principles, as well as GAAP.

Regulation G promulgated by the Securities and Exchange Commission does not require reconciliation to GAAP of data prepared under a system of regulation of a government or governmental authority or self-regulatory organization that is applicable to the registrant.

The following definitions of key statutory financial measures are provided for our readers' convenience.

Premiums written is a measure of our overall business volume. Net premiums written comprise direct and assumed premiums written, less ceded premiums written. Direct premiums written is the amount of premiums charged for policies issued during the period. For the property and casualty insurance segment there are no differences between direct statutory premiums written and direct premiums written under GAAP. However, for the life insurance segment, annuity deposits (i.e., sales) are included in direct statutory premiums written, whereas they are excluded for GAAP.

Assumed premiums written is consideration or payment we receive in exchange for insurance we provide to other insurance companies. We report these premiums as revenue as they are earned over the underlying policy period. Ceded premiums written is the portion of direct premiums written that we cede to our reinsurers under our reinsurance contracts. Premiums written is an important measure of business production for the period under review.

(In Thousands)	Three Months Ended March 31,
	2011	2010
Net premiums written	$123,159	$119,436
Net change in unearned premium	(9,090)	(5,186)
Net change in prepaid reinsurance premium	135	58
Net premiums earned	$114,204	$114,308

Combined ratio is a commonly used statutory financial measure of underwriting performance. A combined ratio below 100.0 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (the "net loss ratio") and the underwriting expense ratio (the "expense ratio").

When prepared in accordance with GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premiums earned. The expense ratio is calculated by dividing nondeferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned.

When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.

Non-GAAP Financial Measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income (loss) is net income (loss) excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measurement and ratios derived from this measurement because we believe it better represents the normal, ongoing performance of our businesses.

(In Thousands Except Per Share Data)	Three Months Ended March 31,
	2011	2010
Net income	$5,810	$19,392
After-tax realized investment gains	(1,724)	(1,772)
Operating income	$4,086	$17,620
Diluted earnings per share	0.22	0.73
Diluted operating income per share	0.16	0.67

Catastrophe losses utilize the designations of the Insurance Services Office (ISO) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is defined as a single unpredictable incident or series of closely related incidents that result in $25.0 million or more in U.S. industry-wide direct insured losses to property and that affect a significant number of insureds and insurers ("ISO catastrophe"). In addition to ISO catastrophes, we also include as catastrophes those events ("non-ISO catastrophes"), which may include U.S. or international losses, we believe are, or will be, material to our operations, either in amount or in number of claims made. Management, at times, may determine for comparison purposes that it is more meaningful to exclude extraordinary catastrophe losses and resulting litigation, such as Hurricane Katrina. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

(In Thousands)	Three Months Ended March 31,
	2011	2010
ISO catastrophes (1)	$357	$3,027
Non-ISO catastrophes (2)	12,065	129
Total catastrophes	$12,422	$3,156
(1) This number does not include development for Hurricane Katrina claims litigation totaling $3.8 million and $5.4 million for the three-month periods ended March 31, 2011 and 2010.
(2) This number includes international assumed losses.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will continue," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A "Risk Factors" of our annual report on Form 10-K for the year ended December, 31, 2010, filed with the SEC on March 1, 2011. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

CONTACT: Randy A. Ramlo, President/CEO or
         Dianne M. Lyons, Vice President/CFO, 319-399-5700